CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,293,000	$262.78

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 10, 2012 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,293,000 Buffered iSuper TrackSM Notes due May 15, 2014 Linked to the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund Global Medium-Term Notes, Series A, No. E-7264

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 10, 2012

Issue Date:	May 15, 2012

Final Valuation Date:	May 12, 2014*

Maturity Date:	May 15, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) (Bloomberg ticker symbol “IYR UP <Equity>”)

Periodic Amounts:	$10.00 per $1,000 Note, payable quarterly in arrears on August 15, 2012, November 15, 2012, February 15, 2013, May 15, 2013, August 15, 2013, November 15, 2013, February 18, 2014 and the Maturity Date, subject to the following (unadjusted) business day convention.

Performance Cap:	6.25%

Buffer Percentage:	15.00%

Payment at Maturity:

If the Reference Asset Return is greater than 0%, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

If the Reference Asset Return is less than or equal to 0.00% and equal to or greater than -15.00%, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash payment of $1,000 per $1,000 principal amount Note; and

If the Reference Asset Return is less than -15.00%, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the sum of (i) the Reference Asset Return plus (ii) the Buffer Percentage , calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + 15.00%)]

If the ETF declines by more than 15% from the Initial Price to the Final Price, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below
-15.00%. You may lose up to 85.00% of the principal amount of your Notes, without considering the Periodic Amounts. Any payment on the Notes, including payment of Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

ETF Performance:	The performance of the ETF from the Initial Price to the Final Price, calculated as follows, subject to the Performance Cap: Final Price – Initial Price Initial Price

Reference Asset Return:

The lesser of (a) the ETF Performance and (b) the Performance Cap.

The Reference Asset Return will not under any circumstances exceed the Performance Cap. Accordingly, if the ETF Performance is equal to or greater than the Performance Cap, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final Periodic Amount, a cash payment per $1,000 principal amount Note of $1,062.50, the maximum possible payment under the Notes.

Initial Price:	$63.75, the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Closing Price:

With respect to the ETF on a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “IYR UP <Equity>” or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the ETF as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K3Y5 and US06738K3Y55

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$2,293,000	$0.00	$2,293,000

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing, per $1,000 principal amount Note, (a) the payment at maturity plus (b) Periodic Amounts paid on or prior to the Maturity Date to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. These examples do not take into account any tax consequences from investing in the Notes.

The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and assumptions also make the following assumptions:

•	The investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover page of this pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

•	Initial Price of the ETF: $63.75

•	Buffer Percentage: 15.00%

•

Periodic Amounts: $10.00 per $1,000 principal amount Note, paid quarterly, resulting in aggregate Periodic Amount payments of $80.00 per $1,000 principal amount Note, or 8.00% per Note, over the term of the Notes.

•	Performance Cap: 6.25%

Final Price of the ETF ($)	ETF Performance	Reference Asset Return	Payment at Maturity (excluding the final Periodic Amount)*	Total Return on Notes (including all Periodic Amounts)
127.50	100.00%	6.25%	$1,062.50	14.25%
124.31	95.00%	6.25%	$1,062.50	14.25%
117.94	85.00%	6.25%	$1,062.50	14.25%
111.56	75.00%	6.25%	$1,062.50	14.25%
105.19	65.00%	6.25%	$1,062.50	14.25%
98.81	55.00%	6.25%	$1,062.50	14.25%
92.44	45.00%	6.25%	$1,062.50	14.25%
86.06	35.00%	6.25%	$1,062.50	14.25%
79.69	25.00%	6.25%	$1,062.50	14.25%
76.50	20.00%	6.25%	$1,062.50	14.25%
70.13	10.00%	6.25%	$1,062.50	14.25%
66.94	5.00%	5.00%	$1,050.00	13.00%
65.03	2.00%	2.00%	$1,020.00	10.00%
63.75	0.00%	0.00%	$1,000.00	8.00%
60.56	-5.00%	-5.00%	$1,000.00	8.00%
57.38	-10.00%	-10.00%	$1,000.00	8.00%
54.19	-15.00%	-15.00%	$1,000.00	8.00%
47.81	-25.00%	-25.00%	$900.00	-2.00%
41.44	-35.00%	-35.00%	$800.00	-12.00%
35.06	-45.00%	-45.00%	$700.00	-22.00%
28.69	-55.00%	-55.00%	$600.00	-32.00%
22.31	-65.00%	-65.00%	$500.00	-42.00%
15.94	-75.00%	-75.00%	$400.00	-52.00%
9.56	-85.00%	-85.00%	$300.00	-62.00%
3.19	-95.00%	-95.00%	$200.00	-72.00%
0.00	-100.00%	-100.00%	$150.00	-77.00%

*	per $1,000 principal amount Note

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $63.75 to a Final Price of $65.03.

Because the ETF Performance of 2.00% does not exceed the Performance Cap of 6.25%, the Reference Asset Return is equal to the ETF Performance. Accordingly, the investor receives, in addition to the final Periodic Amount, a payment maturity of $1,020.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 2.00%] = $1,020.00

The total return on the investment of the Notes (including return consisting of Periodic Amounts) is 10.00% (2.00% + 8.00%).

Example 2: The price of the ETF increases from an Initial Price of $63.75 to a Final Price of $79.69.

Because the ETF Performance of 25.00% exceeds the Performance Cap of 6.25%, the Reference Asset Return is equal to the Performance Cap. Accordingly, the investor receives, in addition to the final Periodic Amount, a payment maturity of $1,062.50 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 6.25%] = $1,062.50

The total return on the investment of the Notes (including return consisting of Periodic Amounts) is 14.25% (6.25% + 8.00%).

Example 3: The price of the ETF decreases from an Initial Price of $63.75 to a Final Price of $57.38.

Because the ETF Performance of -10.00% does not exceed the Performance Cap of 6.25%, the Reference Asset Return is equal to the ETF Performance. Although the Reference Asset Return is negative, because the Final Price is less than the Initial Price by less than the Buffer Percentage of 15.00%, the investor receives, in addition to the final Periodic Amount, a payment maturity of $1,000 per $1,000 principal amount Note, calculated as follows:

The total return on the investment of the Notes (which is limited to return consisting of Periodic Amounts) is 8.00%.

Example 4: The level of the ETF decreases from an Initial Price of $63.75 to a Final Price of $35.06.

Because the ETF Performance of -45.00% does not exceed the Performance Cap of 6.25%, the Reference Asset Return is equal to the ETF Performance. Because the Final Price is less than the Initial Price by more than the Buffer Percentage of 15.00%, the investor receives, in addition to the final Periodic Amount, a payment maturity of $700 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-45.00% + 15.00%)] = $700.00

The total return on the investment of the Notes (including return consisting of Periodic Amounts) is -22.00% (-30.00% + 8.00%).

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the ETF, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Appreciation Potential—The Notes provide the opportunity to access a positive ETF Performance, up to the Performance Cap. In addition, you will receive quarterly Periodic Amounts payable on the dates set forth on the cover page of this pricing supplement. Because the Notes are our senior unsecured obligations, payment of any Periodic Amount or any amount due at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Exposure to the iShares® Dow Jones U.S. Real Estate Index Fund—The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, to the performance of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index (the “Underlying Index”). For more information regarding the ETF, see “Description of the ETF” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing cash-settled executory contract with respect to the ETF. If your Notes are so treated, you will likely be taxed on the Periodic Amounts as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes and, subject to the discussion of Section 1260 below, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to the Periodic Amount, which will likely be treated as ordinary income) and the amount you paid for your Notes. Such capital gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Any character mismatch arising from your inclusion of ordinary income in respect of the Periodic Amounts and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the ETF over the term of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on deferred tax liability with respect to such Excess Gain Amount. Because the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, and because the Reference Asset Return on the Notes is calculated without any leverage, we believe that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, if you purchase your Notes at a discount, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the discount at which you purchase your Notes should be taken into account in determining the Excess Gain Amount. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Periodic Amount at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding—”in the accompanying prospectus supplement. Additionally, the Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certifications prior to, or upon the sale or maturity of the Notes in order to avoid or minimize withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level;

•	“Risk Factors—Additional risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. Periodic Amounts will be payable on the dates set forth on the cover page of this pricing supplement, including the Maturity Date. However, the payment at maturity (in addition to the final Periodic Amount) is linked to the performance of the ETF from the Initial Price to the Final Price and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Reference Asset Return falls below -15.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your Notes at maturity, without considering the Periodic Amounts.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the payment of any Periodic Amounts and including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Any Positive Return on the Notes Will Not Exceed the Performance Cap Plus Return Consisting of Periodic Amounts—The Reference Asset Return will equal the lesser of the ETF Performance and the Performance Cap. In other words, the Reference Asset Return will be limited to the Performance Cap regardless of any appreciation of the ETF in excess of the Performance Cap, which may be significant. Accordingly, the maximum total return on the Notes (without considering any tax consequences) will be limited to the Performance Cap plus a return consisting of the Periodic Amounts paid prior to and on the Maturity Date.

•

Limited Protection (Subject to Our Credit Risk) Only at Maturity and Only to the Extent Afforded by the Buffer Percentage—If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Price of the ETF declines from the Initial Price of the ETF. If the Final Price declines from the Initial Price by more than 15.00%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your Notes, without considering the Periodic Amounts. Any payment on the Notes, including the payment of any Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

The Payment at Maturity on Your Notes (Excluding the Final Periodic Amount) is Not Based on the Price of the ETF at Any Time Other than the Initial Price on the Initial Valuation Date and the Final Price on the Final Valuation Date—The Final Price of the ETF and the ETF Performance (and, accordingly, the Reference Asset Return) will be based solely on the Final Price of the ETF on the Final Valuation Date as compared to the Initial Price on the Initial Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the ETF dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF may not fully replicate the performance of the Underlying Index. The value of the ETF to which your Notes are linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, option on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform its Underlying Index—The ETF may underperform the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index (for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the components of the Underlying Index.

•

Risks Associated with the Real Estate Industry—The ETF invests in companies that invest in real estate, such as REITs or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. ..Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the ETF and the value of your Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the payments you receive on the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that may exceed the payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Periodic Amounts and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible tax consequences of investing in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and the securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the ETF issuer’s SEC filings. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort by us to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer of the ETF.

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated September 1, 2011 issued by the iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors (“BFA”). Shares of the ETF are listed and trade on the NYSE Arca stock exchange under the ticker symbol “IYR”. The ETF seeks investment results that correspond generally to the price and yield performance of the Underlying Index. The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index.

The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: real estate holding and development and real estate investment trusts. As of June 30, 2011, the Underlying Index was concentrated in the real estate investment trusts industry group, which comprised 94% of the market capitalization of the Underlying Index.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 or 811-09729, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered a part of this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of publicly available information regarding the ETF contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information

The following graph sets forth the historical performance of the ETF based on daily Closing Prices from August 16, 2002 through May 10, 2012. The Closing Price of the ETF on May 10, 2012 was $63.75.

We obtained the daily Closing Prices of the ETF below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical trading prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.